Exhibit 99.1

For Immediate Release — October 26, 2009

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces First Quarter Earnings and Quarterly Dividend

SIOUX FALLS, SD, October 26 — HF Financial Corp. (NASDAQ: HFFC), reported earnings of $855,000, or $0.21 in diluted earnings per common share for the fiscal first quarter ended September 30, 2009, versus earnings of $2.0 million, or $0.49 in diluted earnings per common share, in the comparable period in fiscal 2009.  Adjusting for other-than-temporary impairment credit loss and net gain on sale of securities as mentioned below, our adjusted earnings (“Adjusted Earnings”) was $1.7 million and adjusted diluted earnings per common share (“Adjusted Diluted Earnings Per Share”) was $0.41 for the three month period ending September 30, 2009 as compared to $1.9 million or $0.48 (as adjusted) for the same period of fiscal 2009.  Adjusted Earnings and Adjusted Diluted Earnings Per Share are non-GAAP financial measures.

Revenue totaled $10.4 million for the first fiscal quarter ended September 30, 2009, as compared to revenue of $11.7 million in the comparable period last year.  The Company incurred a first quarter net other-than-temporary impairment (OTTI) credit loss recognized in earnings from trust preferred securities held in the investment portfolio of $1.9 million.  Net gain on sale of securities was also recorded in the quarter for a total of $533,000, as compared to $80,000 in the first quarter of fiscal 2009.  Excluding the OTTI credit loss and net gain on sale of securities, adjusted revenue was $11.8 million (“Adjusted Revenue”), a $116,000 increase, or 1.0 percent, over the prior year quarter (as adjusted).  Adjusted Revenue is a non-GAAP financial measure.

“The earnings for the quarter are not in line with our expectations,” said Curtis L. Hage, Chairman, President and CEO of HFFC.  “As a result of continued economic stress in parts of the country, our trust preferred security investments were negatively impacted by deferral of interest and defaults by the issuing entities, primarily banking companies experiencing stress on the West Coast and Southeast.  Our quarterly review of these investments demonstrated a prudent recognition of additional credit loss.”

Net interest income totaled $8.8 million for the quarter, up $62,000, or 0.7 percent, over the first fiscal quarter of last year.  Net interest margin expressed on a fully taxable equivalent basis for the three month period was 3.24 percent, compared to 3.35 percent in the comparable period last year.  The increase in net interest income resulted from increases in volume of interest-earning assets and was offset by lower yields on the earning assets.  The net interest margin continued to benefit from the low cost of interest-bearing liabilities.

“Our focus continues to be providing traditional community banking services within our markets,” Hage said.  “We are pleased with the results from our Wealth Management area and the increase in trust fee income as well as great execution by our team of professionals in satisfying the needs of our mortgage clients.  Given the current resiliency of our local markets against the backdrop of stress in the current economy, we continue to believe our franchise is poised for opportunities to increase value for our stakeholders.”

Noninterest income totaled $1.7 million, a decrease of $1.4 million relative to the comparable period in fiscal year 2009.  Net impairment losses recognized in earnings were $1.9 million and were shown as a reduction in total noninterest income for the quarter ended September 30, 2009.  Net gain on sale of loans and net gain on sale of securities increased $245,000 and $453,000, respectively, which partially offset the decrease.

Noninterest expense grew $546,000 or 6.5 percent, year-over-year.  Net healthcare costs, which are included in the total for compensation and employee benefits, increased $390,000, to $748,000 due to specific high dollar claims and general overall utilization.  FDIC insurance premiums increased $184,000, to $325,000 for the first quarter of fiscal 2010, compared to the same period of fiscal 2009.  In the first quarter of fiscal 2009, the Bank applied previously unused credits in the payment of its insurance premiums.  The credits were fully utilized in the second quarter of fiscal 2009.

Credit Quality

The ratio of nonperforming loans and leases to total loans and leases as of September 30, 2009 was 1.46 percent, compared to 1.32 percent as of June 30, 2009.  The ratios were significantly affected by one agricultural relationship which increased the amount of nonaccruing loans and leases at June 30, 2009.  The increase in the ratio at September 30, 2009 as compared to June 30, 2009 was affected primarily by an increase of $1.7 million in accruing loans and leases delinquent more than 90 days, substantially attributable to one credit relationship, and partially offset by a decrease in nonaccruing loans and leases of $733,000.  Net loan and lease charge offs in the amount of $310,000 were recorded for the quarter ended September 30, 2009, compared to $137,000 for the same period last year.  The Company incurred a provision for losses on loans and leases of $343,000 for the first quarter of fiscal 2010 compared to $387,000 in the first quarter of fiscal 2009.

Nonaccruing loans and leases decreased $733,000 to $8.6 million at September 30, 2009 compared to $9.4 million at June 30, 2009.  One agricultural relationship comprised most of the total nonaccruing loans and leases.  It consists of one loan totaling $32,000 secured by one- to four-family real estate, one loan totaling $740,000 secured by agricultural real estate, and four loans totaling $5.7 million secured by agricultural business assets.  The remaining loans and leases included in nonaccruing loans and leases at September 30, 2009 were 10 loans totaling $398,000 secured by one- to four-family real estate, two loans totaling $177,000 secured by commercial real estate, eight loans totaling $454,000 secured by commercial business assets, one agricultural business loan totaling $11,000, 26 leases totaling $759,000 secured by equipment, and 26 loans totaling $389,000 secured by consumer assets.

Balance Sheet Performance

Loans and leases receivable as of September 30, 2009 totaled $833.8 million, a decrease of $17.5 million from the balance at June 30, 2009.  Since June 30, 2009, one-to-four-family and commercial business and real estate loans decreased $7.5 million and $13.3 million, respectively, while agriculture loans increased $5.8 million during this period.

The Company holds six pooled trust preferred securities of $10.0 million in its investment portfolio that are currently impaired under applicable accounting rules.  In accordance with Financial Accounting Standards Board (FASB) guidance, the Company determined the fair value of these securities under the assumption they were sold at the end of the quarter in an orderly transaction that was not a forced liquidation or a distressed sale.  The fair value of the trust preferred securities was recorded at $5.6 million as of September 30, 2009.

The Company’s $10.0 million of pooled trust preferred securities have been downgraded below investment grade by Moody’s.  The Company has performed an analysis to determine if any of the securities have a credit loss by estimating if any of the cash flows are not expected to be received as contracted.  Based upon the current quarter analysis, three pools incurred other-than-temporary impairment credit loss totaling $1.9 million, which was recorded as a net impairment loss recognized in earnings.  The Company recognized $2.1 million on the balance sheet in other comprehensive income with $1.9 million of credit loss recognized through earnings for these three securities in the current fiscal year.

Deposits as of September 30, 2009 totaled $830.2 million, a decrease of $7.6 million from the balance at June 30, 2009.  During the current fiscal year, public fund account balances decreased $33.2 million due to typical seasonal fluctuations.  In-market certificates of deposit increased $23.4 million, to $424.7 million from $401.3 million for the fiscal year, while out-of-market deposits increased $4.8 million to $25.8 million at September 30, 2009.  Savings accounts decreased $20.0 million, primarily due to a decrease of public fund balances.

Quarterly Dividend Declared

The Company announced it will pay a quarterly cash dividend of 11.25 cents per common share for the first quarter of the 2010 fiscal year.  The dividend will be paid on November 13, 2009 to stockholders of record on November 6, 2009.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted Earnings,” “Adjusted Diluted Earnings Per Share” and “Adjusted Revenue,” which exclude OTTI charges and net gain on the sale of securities (as applicable) are non-GAAP financial measures.  The Company believes Adjusted Earnings, Adjusted Diluted Earnings Per Share and Adjusted Revenue are useful to investors because it allows for greater transparency, facilitates comparison to prior periods and peer results and assists in forecasting performance for future periods.  The Company further believes that the presentation of these non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management.  These non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.  A reconciliation of the Non-GAAP measures of Adjusted Earnings, Adjusted Diluted Earnings Per Share and Adjusted Revenue to the GAAP measures of earnings, diluted earnings per share and revenue is set forth at the end of this press release.  See “Non-GAAP Disclosure Reconciliation” at the end of this press release.

First Quarter Fiscal 2010 Conference Call and Webcast

The Company will host its quarterly conference calls and webcasts to discuss its quarterly financial and operational results.  The conference call and webcast is scheduled for Tuesday, October 27, 2009 at 9:00 am CT (10:00 am ET) during which the Company will discuss its first quarter fiscal 2010 earnings results.

Curtis L. Hage, Chairman of the Board, President and Chief Executive Officer, and Darrel L. Posegate, Executive Vice President, Chief Financial Officer and Treasurer, will recap the Company’s first quarter for fiscal 2010.

When:  Tuesday, October 27, 2009

Conference call:  9:00 am CT / 10:00 am ET

Dial-in Number:  1-877-407-9205

Call ID:  HF Financial First Quarter Fiscal 2010 Earnings Conference Call

Webcast:  To listen to a live Webcast of the presentations, go to the Investor Relations page of the HF Financial website, www.homefederal.com, and then the Webcast icon.  The Webcast replay will be available from 12 pm CT, Tuesday, October 27, 2009, until 6:00 pm CT, Tuesday, November 10.  Listening to the Webcast requires speakers and Windows Media Player.  If you do not have Media Player, download the free software at www.windowsmedia.com.

Replay:  If you do not have Internet access and want to listen to an audio replay, call 1-877-660-6853 using Account #: 286, Conference ID #: 334874. The audio replay will be available beginning at 12 pm CT on Tuesday, October 27, 2009, through 11:59 pm CT on Tuesday, November 24.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  As of September 30, 2009, the Company had total assets of $1.2 billion and stockholders’ equity of $70.5 million.  The Company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                 Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                 Forecasts of future economic performance.

•                 Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation;  and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending  June 30, 2009, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended
	September 30,
	2009	2008

Interest, dividend and loan fee income:
Loans and leases receivable	$12,343	$13,018
Investment securities and interest-earning deposits	2,290	2,813
	14,633	15,831
Interest expense:
Deposits	3,524	4,577
Advances from Federal Home Loan Bank and other borrowings	2,358	2,565
	5,882	7,142
Net interest income	8,751	8,689

Provision for losses on loans and leases	343	387

Net interest income after provision for losses on loans and leases	8,408	8,302

Noninterest income:
Fees on deposits	1,446	1,551
Loan servicing income	491	557
Gain on sale of loans, net	496	251
Trust income	257	222
Gain on sale of securities, net	533	80

Total other-than-temporary impairment losses	(3,914)	—
Portion of loss recognized in other comprehensive income	2,056	—
Net impairment losses recognized in earnings	(1,858)	—

Other	333	388
	1,698	3,049

Noninterest expense:
Compensation and employee benefits	5,163	5,121
Occupancy and equipment	1,084	977
FDIC insurance	325	141
Check and data processing expense	698	622
Professional fees	600	508
Marketing and community development	471	411
Foreclosed real estate and other properties, net	19	117
Other	589	506
	8,949	8,403

Income before income taxes	1,157	2,948
Income tax expense	302	973
Net income available to common shareholders	$855	$1,975

Basic earnings per common share:	$0.21	$0.50
Diluted earnings per common share:	$0.21	$0.49
Basic weighted average shares:	4,030,391	3,972,055
Diluted weighted average shares:	4,041,650	4,004,126
Outstanding shares (end of period):	4,044,418	3,985,665

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	9/30/2009	6/30/2009	9/30/2008

Balance Sheet Data
Total assets	$1,168,462	$1,176,796	$1,128,084
Cash and cash equivalents	18,717	18,511	18,819
Securities available for sale	221,137	222,910	225,695
Loans and leases receivable, net	825,321	842,812	795,905
Loans held for sale	22,792	14,881	13,371
In-Market Deposits	804,406	816,835	729,942
Out-of-Market Deposits	25,835	21,033	35,080
Advances from Federal Home Loan Bank and other borrowings	207,278	212,869	237,267
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	70,472	68,675	65,813

Stockholder’s equity before OCI (1) to consolidated assets	6.31%	6.22%	6.17%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.04)	(0.15)	(0.22)
Net unrealized losses on defined benefit plan	(0.16)	(0.16)	(0.08)
Net unrealized losses on derivatives and hedging activities	(0.06)	(0.05)	(0.01)
Goodwill to consolidated assets	(0.42)	(0.42)	(0.44)
Tangible common equity to tangible assets	5.63%	5.44%	5.42%

Tangible book value per common share (2)	$16.20	$15.83	$15.27

Tier I capital (to adjusted total assets) (3)	8.57%	8.45%	7.76%
Tier I capital (to risk weighted assets) (3)	10.42%	10.20%	10.08%
Total risk-based capital (to risk-weighted assets) (3)	11.27%	11.05%	10.76%

Number of full-service offices	33	33	33

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	September 30, 2009		June 30, 2009
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$77,348	9.28%	$84,849	9.97%
Commercial business and real estate (2)	309,117	37.07%	322,416	37.87%
Multi-family real estate	48,016	5.76%	48,342	5.68%
Equipment finance leases	14,480	1.74%	16,010	1.88%
Consumer direct (3)	119,184	14.29%	116,777	13.72%
Consumer indirect (4)	17,307	2.07%	21,394	2.51%
Agricultural	237,121	28.44%	231,315	27.17%
Construction	11,251	1.35%	10,179	1.20%
Total Loans and Leases Receivable (5)	$833,824	100.00%	$851,282	100.00%

(1) Excludes $13,775 and $8,888 loans held for sale at September 30, 2009 and June 30, 2009, respectively.

(2) Includes $2,810 and $2,810 tax exempt leases at September 30, 2009 and June 30, 2009, respectively.

(3) Excludes $9,017 and $5,993 student loans held for sale at September 30, 2009 and June 30, 2009, respectively.

(4) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	September 30, 2009		June 30, 2009
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$99,645	12.00%	$94,067	11.23%
Interest bearing checking accounts	89,321	10.76%	94,846	11.32%
Money market accounts	129,382	15.58%	145,214	17.33%
Savings accounts	61,394	7.40%	81,417	9.72%
In-market certificates of deposit	424,664	51.15%	401,291	47.89%
Out-of-market certificates of deposit	25,835	3.11%	21,033	2.51%
Total Deposits	$830,241	100.00%	$837,868	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	09/30/2009	09/30/2008
Balance, beginning	$8,470	$5,933
Provision charged to income	343	387
Charge-offs	(355)	(192)
Recoveries	45	55
Balance, ending	$8,503	$6,183

	9/30/2009	6/30/2009	9/30/2008

Asset Quality
Nonaccruing loans and leases	$8,648	$9,381	$2,178
Accruing loans and leases delinquent more than 90 days	3,828	2,092	831
Foreclosed assets	1,316	1,085	600
Total nonperforming assets	$13,792	$12,558	$3,609

FAS Statement No. 5 Allowance for loan and lease losses	$8,275	$8,267	$5,989
FAS Statement No. 114 Impaired loan valuation allowance	228	203	194
Total allowance for loans and lease losses	$8,503	$8,470	$6,183

Ratio of nonperforming assets to total assets at end of period (1)	1.18%	1.07%	0.32%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.46%	1.32%	0.37%
Ratio of net charge offs to average loans and leases for the year-to-date period (3)	0.14%	(0.10)%	0.07%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	0.99%	0.98%	0.76%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	68.15%	73.83%	205.48%

(1)          Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)          Percentages for the three months ended September 30, 2009 and September 30, 2008 have been annualized.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	09/30/2009		09/30/2008
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$851,419	5.75%	$805,722	6.41%
Investment securities (2) (3)	237,788	3.82%	242,018	4.61%
Total interest-earning assets	1,089,207	5.33%	1,047,740	5.99%
Noninterest-earning assets	71,444		66,263
Total assets	$1,160,651		$1,114,003

Interest-bearing liabilities:
Deposits:
Checking and money market	$228,639	0.56%	$246,147	1.38%
Savings	66,592	0.37%	70,538	1.47%
Certificates of deposit	432,573	2.88%	364,434	3.76%
Total interest-bearing deposits	727,804	1.92%	681,119	2.67%
FHLB advances and other borrowings	207,028	3.64%	232,636	3.60%
Subordinated debentures payable to trusts	27,837	6.54%	27,837	6.50%

Total interest-bearing liabilities	962,669	2.42%	941,592	3.01%
Noninterest-bearing deposits	98,213		78,730
Other liabilities	30,143		29,041
Total liabilities	1,091,025		1,049,363
Equity	69,626		64,640
Total liabilities and equity	$1,160,651		$1,114,003

Net interest spread (4)		2.91%		2.98%
Net interest margin (4) (5)		3.19%		3.29%
Net interest margin, TE (6)		3.24%		3.35%
Return on average assets (7)		0.29%		0.70%
Return on average equity (8)		4.87%		12.12%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended September 30, 2009 and September 30, 2008 have been annualized.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

(Dollars in Thousands, except for share data)

(Unaudited)

	Three Months Ended
	September 30,
	2009	2008

Net income available to common shareholders	$855	$1,975
Gain on sale of securities, net	(533)	(80)
Net impairment losses recognized in earnings	1,858	—
Income tax provision effect	(504)	30
Adjusted earnings (1)	1,676	1,925
Diluted weighted average shares	4,041,650	4,004,126
Adjusted diluted earnings per share (1)	$0.41	$0.48

(1)	Adjusted earnings and adjusted diluted earnings per share do not include the net effect of any incentive-based compensation that may have been accrued for based upon the changes shown above.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Revenue to Adjusted Revenue

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2009	2008

Net interest income	$8,751	$8,689
Noninterest income	1,698	3,049
Total revenue	10,449	11,738
Gain on sale of securities, net	(533)	(80)
Net impairment losses recognized in earnings	1,858	—
Adjusted revenue	$11,774	$11,658